Exhibit 10.2

TAX SHARING AGREEMENT

by and among

ALLETE, INC.

AND ITS AFFILIATES

and

ADESA, INC.

AND ITS AFFILIATES

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (this “Agreement”) dated as of June 4, 2004, by and among ALLETE, Inc.(“ALLETE”), a Minnesota corporation, each ALLETE Affiliate (as defined below), ADESA, Inc. (“ADESA”), a Delaware corporation and indirect wholly owned subsidiary of ALLETE, and each ADESA Affiliate (as defined below) is entered into in connection with the Distribution (as defined below).

RECITALS

WHEREAS, as of the date hereof, ALLETE and its direct and indirect domestic subsidiaries are members of an Affiliated Group (as defined below), of which ALLETE is the common parent corporation;

WHEREAS, in anticipation of the Distribution (as defined below), ADESA has caused certain of its subsidiaries to be converted to single member limited liability companies (“ADESA Subsidiary Conversions”);

WHEREAS, as set forth in the Joint Aircraft Ownership & Management Agreement dated as of June 4, 2004, and subject to the terms and conditions thereof, ALLETE will transfer and assign to ADESA joint ownership interests in two aircraft (the “Transfer”);

WHEREAS, as set forth in the Master Separation Agreement dated as of June 4, 2004 (the “Master Separation Agreement”), and subject to the terms and conditions thereof, ALLETE and ADESA currently contemplate that ADESA will make an initial public offering (the “IPO”) of ADESA common stock that will reduce ALLETE’s ownership of ADESA on a fully diluted basis to not less than eighty and one-tenth percent (80.1%);

WHEREAS, as set forth in the Master Separation Agreement, and subject to the terms and conditions thereof, prior to the Distribution, ALLETE intends to cause ALLETE Automotive Services, Inc. (“AAS Inc.”), a Minnesota corporation, to be converted to a limited liability company organized under the laws of Minnesota (such limited liability company being referred to as “AAS LLC” and such conversion being referred to as the “AAS Conversion”);

WHEREAS, as set forth in the Master Separation Agreement, and subject to the terms and conditions thereof, ALLETE intends, sometime after the IPO, that AAS LLC will distribute its ADESA Common Stock to ALLETE (such distribution being referred to as the “Intercompany Distribution”);

WHEREAS, as set forth in the Master Separation Agreement, and subject to the terms and conditions thereof, following the Intercompany Distribution, ALLETE intends to distribute its ADESA Common Stock to the then existing shareholders of ALLETE, (“Distribution”).

WHEREAS, the Transfer and the Distribution are intended to qualify as a tax-free reorganization and distribution under sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”); and,

WHEREAS, in contemplation of the Distribution pursuant to which ADESA and its direct and indirect domestic subsidiaries will cease to be members of the ALLETE Group (as defined below), the parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, ALLETE, for itself and on behalf of the ALLETE Affiliates, as defined below, and its future subsidiaries (other than ADESA and its subsidiaries), and ADESA, for itself and on behalf of the ADESA Affiliates, as defined below, hereby agree as follows:

Section 1.              Definitions.

As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“AAS Conversion” has the meaning set forth in the Recitals.

“ADESA Auction Business” means the assets comprising the vehicle auctions, vehicle redistribution and other related services

“ADESA Affiliate” means any entity with respect to which ADESA possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“ADESA Business “ means the business of providing wholesale vehicle auctions and related vehicle redistribution services for the automotive industry in North America as well as short-term inventory financing for used vehicle dealers, as more completely described in the IPO Registration.

“ADESA Employee” means an employee of ADESA or any ADESA Affiliate immediately after the Distribution, or a retiree or other former employee of ADESA or any ADESA Affiliate who is not an ALLETE Employee, provided that any ALLETE Employee who becomes an ADESA Employee shall be considered an ADESA Employee.

“ADESA Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which ADESA will be the common parent corporation immediately after the Distribution, and any corporation or other entity which may become a member of such group from time to time.

“ADESA Subsidiary Conversions” has the meaning set forth in the Recitals.

“ADESA Tax Services” has the meaning set forth in Section 2.06(b).

“Affiliated Group” means an affiliated group of corporations within the meaning of section 1504(a)(1) of the Code.

“After Tax Amount” means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including the receipt or payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local income Taxes), determined by using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

“ALLETE Affiliate” means any entity with respect to which ALLETE possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise, but excluding ADESA or any ADESA Affiliate.

“ALLETE Employee” means an employee of ALLETE or any ALLETE Affiliate immediately after the Distribution, or a retiree or other former employee of ALLETE or any ALLETE Affiliate who is not an ADESA Employee, provided that any ADESA Employee who becomes an ALLETE Employee shall be considered an ALLETE Employee.

“ALLETE Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which ALLETE is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the ADESA Group.

“ALLETE Tax Services” has the meaning set forth in Section 2.06(a).

“Audit” includes any audit, assessment of Taxes, other examination by any Taxing Authority,

proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Code” has the meaning set forth in the Recitals.

“Combined Return” means any Tax Return with respect to Income Taxes, other than United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein ADESA or one or more ADESA Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with ALLETE or one or more ALLETE Affiliates.

“Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein ADESA or one or more ADESA Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with ALLETE or one or more ALLETE Affiliates.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the close of business on the date which the Distribution is effected.

“Distribution Taxes” means any Taxes imposed on ALLETE or any ALLETE Affiliate resulting from, or arising in connection with: (i) the failure of the Distribution to be tax-free to such party under the Code (including, without limitation, any Tax resulting from the failure of the Distribution to qualify under section 355 and section 368(a)(1)(D) of the Code or the application of section 355(d) or section 355(e) of the Code to the Distribution) or corresponding provisions of the laws of any other jurisdictions; and (ii) the Restructuring.  Each Tax referred to in the immediately preceding sentence shall be determined using the highest marginal corporate rate applicable to such tax for the relevant taxable period (or portion thereof).

“Estimated Tax Installment Date” means the estimated Income Tax installment due dates prescribed in section 6655(c) of the Code and any other date on which an installment of Income Taxes is required to be made.

“Filing Party” has the meaning set forth in Section 8.01.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of:  (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii)  a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code sections 7121 or 7122, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Income Taxes” shall mean all federal, state, local or foreign Taxes determined by reference to income, net worth, gross receipts or capital, or any such Taxes imposed in lieu of such Taxes.

“Income Tax Return” shall mean all Tax Returns with respect to Income Taxes.

“Independent Firm” means a recognized law or accounting firm, provided however, that such term shall not include any accounting firm that performs or has preformed audit services with respect to ALLETE or ADESA.

“Intercompany Distribution” has the meaning set forth in the Recitals.

“IPO” has the meaning set forth in the Recitals.

“IPO Registration Statement” means the registration statement filed March 11, 2004 on Form S-1 pursuant to the Securities Act of 1933, as amended.

“IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“Master Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Minnesota Power Business” means the assets comprising the regulated business of Minnesota Power.

“Officer’s Certificate” means the letter executed by officers of ALLETE  and ADESA provided to Skadden, Arps, Slate, Meagher and Flom, LLP, in connection with the Tax Opinion.

“Option” means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

“Owed Party” has the meaning set forth in Section 7.04.

“Owing Party” has the meaning set forth in Section 7.04.

“Payment Period” has the meaning set forth in Section 7.04(e).

“Post-Distribution Period”  means a taxable period beginning after the Distribution Date.

“Pre-Distribution Period” means a taxable period beginning before the Distribution.

“Restructuring” means, collectively, the AAS Conversion, the Transfer,  the Intercompany Distribution, the ADESA Subsidiary Conversions and the IPO.

“Separate Tax Liability” means an amount equal to the Tax liability that ADESA and each ADESA Affiliate would be required to pay under the Tax Agreement and the State Tax Agreement, determined in accordance with past practice, and such amount shall be computed by ALLETE using the highest marginal corporate rate applicable to such tax (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

“Sole Responsibility Item” means any Tax Item for which the non-Filing Party has the entire economic liability under this Agreement.

“State Tax Agreement” means the Agreement titled “State Tax Agreement” dated October 5, 1993, between and among Minnesota Power & Light Company and each of its subsidiary corporations executing a signature page attached thereto.

“Tax Agreement” means the Agreement titled “Tax Agreement” dated October 5, 1993, between and among Minnesota Power & Light Company and each of its subsidiary corporations executing a signature page attached thereto.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been used during a taxable period, and that could reduce a Tax in another taxable period, including, but not limited to, a net operating loss, net capital loss, investment tax credit, foreign tax credit, research and experimentation credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

“Tax Benefit” means a reduction in the Tax liability of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period.  Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Detriment” means an increase in the Tax liability of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period.  Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is more than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Item” means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Opinion” means the opinion letter to be issued by Skadden, Arps, Slate, Meagher & Flom LLP, addressing certain U.S. federal Income Tax consequences of the Distribution under Sections 368 and 355 of the Code.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxes” includes all taxes, charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, and any interest, penalties or additions attributable thereto.  “Tax”shall mean any one of the foregoing Taxes.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transfer” has the meaning set forth in the Recitals.

Section 2.              Preparation and Filing of Tax Returns.

2.01.  ALLETE’s Responsibility.  ALLETE shall have sole and exclusive responsibility for:

(a)  the preparation and filing of all Consolidated Returns and all Combined Returns;

(b)  the preparation and filing of all Tax Returns (other than Consolidated Returns and Combined Returns) with respect to ALLETE and any ALLETE Affiliate; and

(c)  the preparation of all Income Tax Returns with respect to ADESA and any ADESA Affiliate for any Pre-Distribution Period; provided, however, that ADESA will be responsible for the preparation and filing of all foreign Income Tax Returns for ADESA and any ADESA Affiliate.

2.02.  ADESA’s Responsibility.  ADESA shall have sole and exclusive responsibility for:

(a)   the preparation and filing of all Tax Returns with respect to ADESA and any ADESA Affiliate for Post-Distribution Periods; and

(b)  the filing of all Income Tax Returns described in Section 2.01(c) for Pre-Distribution Periods and the preparation and filing of any Tax Return other than Income Tax Returns described in Section 2.01(c) with respect to ADESA and any ADESA Affiliate.

2.03.  Agent.  Subject to the other applicable provisions of this Agreement, ADESA hereby irrevocably designates, and agrees to cause each ADESA Affiliate to so designate, ALLETE as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as ALLETE, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01 of this Agreement; provided, however, that in the event such action would result in a Tax Detriment to ADESA or an ADESA Affiliate, ALLETE shall consult with ADESA and ADESA shall be provided an opportunity to reasonably object to such action.

2.04   Notice.  Within ten (10) days after receipt of a written notice from a Taxing Authority regarding the commencement of an Audit or other inquiry with respect to any Tax Return for a Pre-Distribution Period the party receiving such notice shall notify the other party of such Audit or other inquiry.

2.05.  Manner of Tax Return Preparation.

(a)  Unless otherwise required by a Taxing Authority, the parties hereby agree: (i) to prepare and file all Pre-Distribution Tax Returns in a manner consistent with past practice regarding such preparation and filing and (ii) to prepare and file all Tax Returns and to take all other actions, in a manner consistent with (1) this Agreement, (2) the Officer’s Certificate, and (3) the Tax Opinion.  All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such returns under this Agreement.

(b)  ALLETE shall have the right, with respect to any Tax Return described in Section 2.01 of this Agreement (without regard to which party is responsible for preparing and filing such Tax Return) to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by ALLETE, any ALLETE Affiliate, ADESA, or any ADESA Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare or review such Tax Returns; provided, however, that in the event such action would result in a Tax Detriment to ADESA or an ADESA Affiliate, ALLETE shall consult with ADESA and ADESA shall be provided an opportunity to reasonably object to such action.  ALLETE shall provide ADESA with copies of all Tax Returns described in Section 2.01 within thirty (30) days after filing any such Tax Returns.

(c)  Within ninety (90) days after filing the final Consolidated Return, ALLETE shall notify ADESA of the Tax Assets associated with ADESA and each ADESA Affiliate, and the Income Tax basis of any asset or liability transferred to ADESA in connection with the Transfer.  At ADESA’s request, ALLETE will use its best efforts to provide ADESA with preliminary estimates of such information as soon as is practicable.

2.06.  Tax Services Agreement.

(a)  ALLETE Tax Services.  If requested by ADESA, ALLETE shall perform the duties and obligations ascribed to ADESA as may reasonably be requested by ADESA (the “ALLETE Tax Services”) for a period not to exceed twenty-four (24) months following the Distribution Date.  In consideration for the ALLETE Tax Services, ADESA shall pay to ALLETE an amount as negotiated by the parties in good faith for the ALLETE Tax Services performed.  Except as set forth in Section 2.06(c), payment with respect to ALLETE Tax Services performed in a particular month shall be made within thirty (30) days of the receipt by ADESA of an invoice for such services and such payment shall be made in immediately available funds as instructed by ALLETE.

(b)  ADESA Tax Services.  If requested by ALLETE, ADESA shall provide such assistance and other tax related services to ALLETE, as may reasonably be requested by ALLETE (the “ADESA Tax Services”) for a period not to exceed twenty-four (24) months following the Distribution Date.  In consideration for the ADESA Tax Services, ALLETE shall pay to ADESA an amount as negotiated by the parties in good faith for the ADESA Tax Services performed.  Except as set forth in Section 2.06(c), payment with respect to ADESA Tax Services performed in a particular month shall be made within thirty (30) days of the receipt by ALLETE of an invoice for such services and such payment shall be made in immediately available funds as instructed by ADESA.  A

(c)  Netting of Payments.  In any month where there are both ALLETE Tax Services and ADESA Tax Services performed, to the extent possible the payments by ADESA in Section 2.06(a) and by ALLETE in Section 2.06(b) shall be netted against each other, and the resulting amount due shall be paid to ALLETE or ADESA, as the case may be.

(d)  Right to Review. The party performing Tax Services under either Section 2.06(a) or 2.06(b) shall provide the other party with any Tax Return to be filed by such party at least ten (10) days prior to the due date, as extended, of such Tax Return.

(e)  Information.  ADESA shall timely provide, in a manner consistent with past practice, all information necessary for ALLETE to prepare all Tax Returns and compute all estimated Income Tax payments (for purposes of Section 7.01 of this Agreement).  ALLETE shall provide ADESA with copies of all notices or communications from any Taxing Authority relating to any Tax or Tax Return of ADESA or any ADESA Affiliate covered by the Tax Services.

Section 3.              Liability for Taxes.

3.01.  ADESA’s Liability for Section 2.01(a) Taxes.  With respect to all Tax Returns described in Section 2.01(a) of this Agreement, ADESA shall be liable for the Separate Tax Liability of ADESA and all ADESA Affiliates, and shall be entitled to receive and retain all refunds or credits of Taxes previously paid by ADESA with respect to any such Separate Tax Liability.

3.02.  ALLETE’s Liability for Sections 2.01(a) and (b) Taxes.  With respect to all Tax Returns described in Section 2.01(a) of this Agreement, ALLETE shall be liable for the difference between the Separate Tax Liability and all Income Taxes shown as due on such Tax Returns, and shall be entitled to receive and retain all refunds or credits of Income Taxes attributable to such difference.  With respect to all Tax Returns described in Section 2.01(b) of this Agreement, ALLETE shall be liable for all Taxes due with respect thereto, and shall be entitled to receive and retain all refunds or credits of Taxes previously paid by ALLETE with respect to such Taxes.

3.03.  ADESA’s Liability for Sections 2.01(c) and 2.02 Taxes.  With respect to all Tax Returns described in Sections 2.01(c) and 2.02 of this Agreement, ADESA shall be liable for all Taxes due with respect thereto, and shall be entitled to receive and retain all refunds or credits of Taxes previously paid by ADESA with respect to such Taxes.

3.04.  Payment of Tax Liability.  If one party is liable for Taxes, under Sections 3.01 through 3.03 of this Agreement, with respect to Tax Returns for which another party is responsible for filing, then the liable party shall pay the Taxes to the other party pursuant to Section 7.04 of this Agreement.

3.05.  Computation.  At least ten (10) days prior to the due date of any Tax Return for which ADESA incurs a separate Tax Liability, ALLETE shall provide ADESA with a written calculation in reasonable detail setting forth the amount of such Separate Tax Liability or estimated Separate Tax Liability (for purposes of Section 7.01 of this Agreement).  ADESA shall have the right to review and comment on such calculation.  Any dispute with respect to such calculation shall be resolved pursuant to Section 9.03 of this Agreement.

Section 4.              Distribution Taxes and Deconsolidation.

4.01.  Distribution Taxes.

(a)  ALLETE’s Liability for Distribution Taxes.  Notwithstanding Sections 3.01 through 3.03 of this Agreement, ALLETE and each ALLETE Affiliate shall be liable for one hundred percent (100%) of any Distribution Taxes that result from one or more of the following:

(i)  any act, failure to act or omission of or by ALLETE (or any ALLETE Affiliate) inconsistent with any material, information, covenant or representation in the Officer’s Certificate or the Tax Opinion;

(ii)  any act, failure to act or omission of or by ALLETE (or any ALLETE Affiliate) after the date of the Distribution, including, without limitation, a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by ALLETE (or any ALLETE Affiliate) following the Distribution;

(iii)  any acquisition of any stock or assets of ALLETE (or any ALLETE Affiliate) by one or more other persons prior to or following the Distribution; or

(iv)  any issuance of stock by ALLETE (or any ALLETE Affiliate), or change in ownership of stock in ALLETE (or any ALLETE Affiliate), that causes section 355(d) or section 355(e) of the Code to apply to the Distribution.

(b)  ADESA’s Liability for Distribution Taxes.   Notwithstanding Sections 3.01 through 3.03 of this Agreement, ADESA and each ADESA Affiliate shall be liable for one hundred percent (100%) of any Distribution Taxes that result from one or more of the following:

(i)  any act, failure to act or omission of or by ADESA (or any ADESA Affiliate) inconsistent with any material, information, covenant or representation related to ADESA or any ADESA Affiliate in the Officer’s Certificate or the Tax Opinion;

(ii)  any act, failure to act or omission of or by ADESA (or any ADESA Affiliate) after the date of the Distribution, including without limitation, a cessation, transfer to affiliates or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by ADESA (or any ADESA Affiliate) following the Distribution;

(iii)  any acquisition of any stock or assets of ADESA (or any ADESA Affiliate) by one or more other persons prior to or following the Distribution; or

(iv)  any issuance of stock by ADESA (or any ADESA Affiliate), or change in ownership of stock in ADESA (or any ADESA Affiliate), that causes section 355(d) or section 355(e) of the Code to apply to the Distribution.

(c)  Joint Liability for Remaining Distribution Taxes.  The liability for any Distribution Taxes not allocated by Sections 4.01(a) or (b) of this Agreement shall be borne fifty percent (50%) by ALLETE and  fifty percent (50%) by ADESA.

4.02.  Carrybacks.

(a)  In General.  ALLETE agrees to pay to ADESA the United States federal income Tax Benefit from the use in any Pre-Distribution Period (the “Carryback Period”) of a carryback of any Tax Asset of the ADESA Group from a Post-Distribution Period.  If subsequent to the payment by ALLETE to ADESA of the United States federal income Tax Benefit of a carryback of a Tax Asset of the ADESA Group, there shall be a Final Determination which results in a (1) change to the amount of the Tax Asset so carried back or (2) change to the amount of such United States federal income Tax Benefit, ADESA shall repay to ALLETE, or ALLETE shall repay to ADESA, as the case may be, any amount which would not have been payable to such other party pursuant to this Section 4.02(a) had the amount of the benefit been determined in light of these events.  Nothing in this Section 4.02(a) shall require ALLETE to file an amended Tax Return or claim for refund or credit of Taxes; provided, however, that ALLETE shall use its reasonable best efforts to use any carryback of a Tax Asset of the ADESA Group that is otherwise carried back under this Section 4.02(a).

(b)  Net Operating Losses.  Notwithstanding any other provision of this Agreement, ADESA hereby expressly agrees to elect (under section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or foreign Tax law) to relinquish any right to carryback net operating losses for any tax year with respect to which such net operating loss could otherwise be carried back into a Consolidated Return or a Combined Return (in which event no payment shall be due from ALLETE to ADESA in respect of such net operating losses).

4.03.  Allocation of Tax Items.  All Tax computations for (1) any Pre-Distribution Periods ending on the Distribution Date and (2) the immediately following taxable period of ADESA or any ADESA Affiliate, shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as determined by ALLETE after consultation with ADESA and subject to ADESA’s right to reasonably object thereto; provided, however, that an election to ratably allocate items under section (b)(2) of the aforementioned Treasury Regulations shall not be made without the express written consent of ADESA, which consent shall not be unreasonably withheld.

4.04.  Continuing Covenants.

(a)  In General.  Each of ALLETE (for itself and each ALLETE Affiliate) and ADESA (for itself and each ADESA Affiliate) agrees (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, (2) not to take any action, fail to take any action, or commit any omission that would result in Distribution Taxes and (3) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided that such action does not result in any additional direct or indirect cost not fully compensated for by the requesting party.  The parties hereby acknowledge that the preceding sentence is a statement of general principle and is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

(b)  Consistency.  Each of ALLETE (for itself and each ALLETE Affiliate) and ADESA (for itself and each ADESA Affiliate) agrees that it will not take or fail to take any action where such action or failure to act would be inconsistent with any material, information, covenant or representation contained in the Officer’s Certificate or the Tax Opinion.  For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action.  Each of ALLETE (for itself and each ALLETE Affiliate) and ADESA (for itself and each ADESA Affiliate) agrees that it will not take any position on a Tax Return that is inconsistent with the treatment of (i) the Transfer as a tax-free reorganization under section 368(a)(1)(D) of the Code, and (ii) the Distribution as tax free under sections 355 and 368(a)(1)(D) of the Code.

 (c)  Certain ALLETE Actions Following the Distribution. ALLETE agrees that during the two (2) year period following the Distribution, without first obtaining a tax opinion from an Independent Firm that such action will not result in Distribution Taxes: (1) ALLETE  shall not sell or transfer all or substantially all of the assets comprising the Minnesota Power Business, except (i) to a corporation which files a Consolidated Return with ALLETE and which is wholly-owned, directly or indirectly, by ALLETE, or (ii) in a reorganization within the meaning of Section 368(a)(1)(C) or (D) of the Code where the shareholders of ALLETE receive more than 50 percent of the stock of the acquiring company (for this purpose any shares of ALLETE acquired by any person after the Distribution shall not be considered to be held by a shareholder of ALLETE); (2) ALLETE shall not merge with another entity, without regard to which party is the surviving entity, except in a reorganization within the meaning of Section 368(a)(1)(A), (C) or (D), or an exchange under Section 351, of the Code where the shareholders of ALLETE own more than 50 percent of the stock of the surviving entity (for this purpose any shares of ALLETE acquired by any person after the Distribution shall not be considered to be held by a shareholder of ALLETE); and (3) ALLETE shall not issue stock of ALLETE (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering (excluding any issuance pursuant to the exercise of employee stock options or other employment related arrangements having customary terms and conditions and that satisfy the requirements of temporary Treasury Regulations section 1.355-7T(e)(3)(ii)), unless following such issuance of stock, the shareholders of ALLETE continue to own more than 50 percent of the stock of ALLETE (for this purpose any shares of ALLETE acquired by any person after the Distribution shall not be considered to beheld by a shareholder of ALLETE).

(d)  Certain ADESA Actions Following the Distribution. During the two-year period following the Distribution, without first obtaining a tax opinion from an Independent Firm that such action will not result in Distribution Taxes:  (1) ADESA shall not sell or transfer all or substantially all of the assets comprising the ADESA Auction Business or any interest in an entity that conducts the ADESA Auction Business, except in a reorganization within the meaning of Section 368(a)(1)(C) or (D) of the Code where the shareholders of ADESA receive more than 50 percent of the stock of the acquiring company (for this purpose any shares of ADESA acquired by any person in the IPO or after the Distribution shall not be considered to beheld by a shareholder of ADESA); (2) ADESA shall not, and shall not permit any ADESA subsidiary which conducts the ADESA Auction Business to, merge with another entity, without regard to which party is the surviving entity, except in a reorganization within the meaning of Section 368(a)(1)(A), (C) or (D), or an exchange under Section 351, of the Code where the shareholders of ADESA own more than 50 percent of the stock of the surviving entity (for this purpose any shares of ADESA acquired by any person in the IPO or after the Distribution shall not be considered to beheld by a shareholder of ADESA); and (3) ADESA  shall not issue or cause to be issued stock of any ADESA affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering, and shall not issue stock of ADESA (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering (excluding any issuance pursuant to the exercise of employee stock options or other employment related arrangements having customary terms and conditions and that satisfy the requirements of temporary Treasury Regulations section 1.355-7T(e)(3)(ii)), unless following such issuance of stock, the shareholders of ADESA continue to own more than 50 percent of the stock of ADESA (for this purpose any shares of ADESA acquired by any person in the IPO or after the Distribution shall not be considered to beheld by a shareholder of ADESA).

(e)  Notice of Specified Transactions.  Not later than twenty (20) days prior to entering into any oral or written contract or agreement, and not later than five (5) days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention), regarding any of the transactions described in paragraph (c) or (d), ALLETE or ADESA, as the case may be, shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, to the other party.

4.05.  Allocation of Tax Assets.

(a)  In General.  In connection with the Distribution, ALLETE and ADESA shall cooperate in determining the allocation of any Tax Assets among ALLETE, each ALLETE Affiliate, ADESA, and each ADESA Affiliate.  The parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity to which the cost or burden associated with the creation of such Tax Asset (other than with respect to any Tax Asset created by reason of a contribution to the capital of ADESA by ALLETE on or before the Distribution Date, in which case ADESA shall be permitted to retain such Tax Asset) has been charged.

(b)  Earnings and Profits.  ALLETE will advise ADESA in writing of the decrease in ALLETE earnings and profits attributable to the Distribution under section 312(h) of the Code on or before the first anniversary of the Distribution; provided, however, that ALLETE shall provide ADESA with estimates of such amounts (determined in accordance with past practice) prior to such anniversary as reasonably requested by ADESA.

Section 5.              Stock Options.

5.01.  Deduction, Withholding, Reporting.

(a)  To the extent permitted by law, ALLETE (or the appropriate member of the ALLETE Group) shall claim all Tax deductions arising by reason of exercises of Options to acquire ALLETE stock held by ALLETE Employees.  To the extent permitted by law, ADESA (or the appropriate member of the ADESA Group) shall claim all Tax deductions arising by reason of exercises of Options to acquire ADESA stock held by ADESA Employees.

(b)  ALLETE shall, to the extent required by law, withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to exercises of Options to acquire ALLETE stock held by ALLETE Employees.  ADESA shall, to the extent required by law, withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to exercises of Options to acquire ADESA stock held by ADESA Employees.

Section 6.              Indemnification

6.01.  Generally.  The ALLETE Group shall jointly and severally indemnify ADESA, each ADESA Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which ALLETE or any ALLETE Affiliate is liable under this Agreement and any loss, cost, fine, penalty, damage or other expense of any kind, including reasonable attorneys’ fees and costs, but excluding any consequential, special, punitive or exemplary damages, that is attributable to, or results from the failure of ALLETE, any ALLETE Affiliate or any of their respective directors, officers or employees to make any payment required to be made under this Agreement.  The ADESA Group shall jointly and severally indemnify ALLETE, each ALLETE Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which ADESA or any ADESA Affiliate is liable under this Agreement and any loss, cost, fine, penalty, damage or other expense, including reasonable attorneys’ fees and costs, but excluding any consequential, special, punitive or exemplary damages, that is attributable to, or results from, the failure of ADESA, any ADESA Affiliate or any of their respective directors, officers or employees to make any payment required to be made under this Agreement.

6.02.  Inaccurate or Incomplete Information.  The ALLETE Group shall jointly and severally indemnify ADESA, each ADESA Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any loss, cost, fine, penalty, damage or other expense of any kind, excluding any consequential, special, punitive or exemplary damages, that is attributable to the negligence of ALLETE or any ALLETE Affiliate in supplying ADESA or any ADESA Affiliate with inaccurate or incomplete information, in connection with the preparation of any Income Tax Return (other than with respect to any foreign ADESA Affiliate).  The ADESA Group shall jointly and severally indemnify ALLETE, each ALLETE Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any loss, cost, fine, penalty, damage or other expense, excluding any consequential, special, punitive or exemplary damages, that is attributable to the negligence of ADESA or any ADESA Affiliate in supplying ALLETE or any ALLETE Affiliate with inaccurate or incomplete information, in connection with the preparation of any Income Tax Return.

6.03.  No Guarantee for Tax Items.  Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of ALLETE, any ALLETE Affiliate, ADESA or any ADESA Affiliate.

Section 7.              Payments.

7.01.  Estimated Tax Payments.  As requested by ALLETE, ADESA shall promptly, but not later than the date immediately preceding each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return will be filed, pay to ALLETE on behalf of the ADESA Group an amount equal to the amount of any estimated Separate Tax Liability that ADESA would have otherwise been required to pay to a Taxing Authority on such Estimated Tax Installment Date.

7.02.  True-Up Payments.  Not later than 15 days following the provision of the Separate Tax Liability computation to ADESA as provided in Section 3.05, ADESA shall pay to ALLETE, or ALLETE shall pay to ADESA or apply as a credit against future Tax liability, as appropriate, an amount equal to the difference, if any, between the ADESA Separate Tax Liability and the aggregate amount paid by ADESA with respect to such period under Section 7.01 of this Agreement.

7.03.  Redetermination Amounts.  In the event of a redetermination of any Tax Item reflected on any Tax Return described in Section 2.01(a) of this Agreement (other than Tax Items relating to Distribution Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which may affect ADESA’s Separate Tax Liability, ALLETE shall prepare a revised pro forma Tax Return for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise.  ADESA shall pay to ALLETE, or ALLETE shall pay to ADESA, as appropriate, an amount equal to the difference, if any, between the Separate Tax Liability based on such revised pro forma Tax Return and the Separate Tax Liability for such period as originally computed pursuant to this Agreement.

7.04.  Payments Under This Agreement.  In the event that one party (the “Owing Party”) is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 7.04.

(a)  In General.  All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.

(b)  Treatment of Payments.  Unless otherwise required by any Final Determination, the parties agree that any payments made by one party to another party (other than payments of interest pursuant to Section 7.04(e) of this Agreement, payments with respect to Tax Services pursuant to Section 2.06 of this Agreement, and payments of After Tax Amounts pursuant to Section 7.04(d) of this Agreement) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

(c)  Prompt Performance.  All actions required to be taken by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly or, with respect to the Tax Services, on a timely basis.

(d)  After Tax Amounts.  If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 7.04(e) of this Agreement) is subject to any Tax, the party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 7.04(e) of this Agreement on the amount of such After Tax Amount from the date such After Tax Amount is due under this Agreement through the date of payment of such After Tax Amount.  A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount.  However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

(e) Tax Benefit.  Any payments made by one party to another party under this

Agreement shall be adjusted as necessary to reflect any deduction or other Tax Benefit realized by the party receiving such payment arising from any payment or other Tax Item giving rise to such payment under this Agreement.

(f) Interest.  Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) and were not otherwise setoff against amounts owed by one party to the other party as provided in Sections 2.06(c) and 9.16 of this Agreement shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the applicable rate for large corporate underpayments set forth in Section 6621(c) of the Code.  Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

Section 8.              Tax Proceedings.

8.01.  In General.  Except as otherwise provided in this Agreement, the party responsible for filing a Tax Return pursuant to Section 2 of this Agreement (the “Filing Party”) shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of ALLETE, any ALLETE Affiliate, ADESA, and any ADESA Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit.  The Filing Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.  Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Filing Party.

8.02.  Participation of non-Filing Party.  Except as otherwise provided in this Agreement, the non-Filing Party shall have the right to assume control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment:  (i) with respect to any Sole Responsibility Item for which the non-Filing Party’s responsibility under this Agreement could exceed ten thousand dollars ($10,000); provided, that the non-Filing Party acknowledges in writing that it has sole liability for such deficiency, claim or adjustment.  The Filing Party shall not settle any Audit they control concerning a Tax Item of a Pre-Distribution Period on a basis that would materially adversely affect the non-Filing Party without obtaining such non-Filing Party’s consent, which consent shall not be unreasonably withheld if failure to consent would adversely affect the Filing Party.

8.03.  Notice.  Within ten (10) days after a party receives a written notice from a Taxing Authority of a proposed adjustment to a Tax Item (irrespective of whether such proposed adjustment would reasonably be expected to give rise to an indemnification obligation or other liability (including a liability for Tax) under this Agreement), such party shall notify the other party of such proposed adjustment, and thereafter shall promptly forward to the other party copies of notices and material communications with any Taxing Authority relating to such proposed adjustment; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Agreement except to the extent that such indemnifying party is materially prejudiced by such failure.

8.04.  Control of Distribution Tax Proceedings.

(a)  ALLETE and ADESA shall jointly control, and shall each have the right to participate in all activities and strategic decisions with respect to, any Tax proceedings relating to Distribution Taxes.  ALLETE may assume sole control of the Distribution Tax proceedings if it acknowledges in writing that it has sole liability for any Distribution Taxes that might arise in such proceeding.

Section 9.              Miscellaneous Provisions.

9.01.  Effectiveness.  This Agreement shall be effective as of the Distribution Date.

9.02.  Cooperation and Exchange of Information.

(a)  Cooperation.  ADESA and ALLETE shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement.  Such cooperation shall include, without limitation:

(i)  the retention until the expiration of the applicable statute of limitations, and extensions, if any, thereof, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Income Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii)  the execution of any document that may be necessary or reasonably helpful in connection with any Audit, or the filing of a Tax Return or refund claim by a member of the ALLETE Group or the ADESA Group, including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii)  the use of the party’s best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing.  Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b)  Failure to Perform.  If a party fails to comply with any of its obligations set forth in Section 9.02(a) of this Agreement upon reasonable request and notice by the other party, and such failure results in the imposition of additional Taxes, the nonperforming party shall be liable in full for such additional Taxes.

(c)  Retention of Records.  A party intending to dispose of documentation of ALLETE (or any ALLETE Affiliate) or ADESA (or any ADESA Affiliate), including without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto (after the expiration of the applicable statute of limitations) prior to the expiration of the statute of limitations (including any waivers or extensions thereof) of the taxable year or years to which such documentation relates, shall provide written notice to the other party describing the documentation to be destroyed or disposed of sixty (60) business days prior to taking such action.  The other party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

9.03.  Dispute Resolution.  In the event that ALLETE and ADESA disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute.  If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, ALLETE and ADESA shall jointly retain an Independent Firm, reasonably acceptable to both parties, to resolve the dispute; provided, however, that in order to pursue any such dispute resolution under this Section 9.03, the Owing Party must either (i) first pay to the Owed Party, or place in an escrow reasonably satisfactory to the Owed Party pending resolution of such dispute, an amount equal to the payment which is the subject of such dispute, or (ii) deliver to the Owed Party a written opinion of an independent  law or accounting firm reasonably acceptable to both parties, substantially to the effect that with respect to such dispute the Owing Party is more likely than not to prevail in its entirety in the dispute resolution proceeding.  The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved.  Following the decision of the Independent Firm, ALLETE and ADESA shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm.  The fees and expenses relating to the Independent Firm shall be borne by the party that does not prevail in the dispute resolution proceeding.  Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 9.03 shall not be applicable to any disagreement between ALLETE and ADESA relating to Distribution Taxes or Distribution Tax proceedings.

9.04.  Notices.  Any notice, request, instruction or other document to be given or delivered under this Agreement by any party to another party shall be in writing and shall be deemed to have been duly given or delivered when (1) delivered in person or sent by telecopy to the facsimile number indicated below with a required confirmation copy sent in accordance with clause (2) below, (2) deposited in the United States mail, postage prepaid and sent certified mail, return receipt requested or (3) delivered to Federal Express or similar service for overnight delivery to the address of the party set forth below:

If to ALLETE or any ALLETE Affiliate to:

ALLETE, Inc.

30 W. Superior Street

Duluth, MN 55802

Attention: General Counsel

Facsimile: 218-723-3960

with a copy to:

ALLETE, Inc.

30 W. Superior Street

Duluth, MN 55802

Attention: Manager of Tax

Facsimile: 218-720-2515

If to ADESA or any ADESA Affiliate to:

ADESA Inc.

13085 Hamilton Crossing Blvd., Suite 500

Carmel, IN 46032

Attention: General Counsel or Chief Financial Officer

Facsimile: 317-249-4603

with a copy to:

ADESA Inc.

13085 Hamilton Crossing Blvd., Suite 500

Carmel, IN 46032

Attention: Director of Tax

Facsimile: 317-249-4603

Either party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other document is to be delivered.

9.05.  Changes in Law.

(a)  Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b)  If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

9.06.  Confidentiality.  Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party, (2) later lawfully acquired from other sources not known to be under a duty of confidentiality by the party to which it was furnished, or (3) independently developed), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 9.06.  Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

9.07.  Successors.  This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

9.08.  Affiliates.  ALLETE shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any ALLETE Affiliate, and ADESA shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any ADESA Affiliate; provided, however, that (1) if it is contemplated that an ADESA Affiliate may cease to be an ADESA Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the ADESA Group to the shareholders of ADESA then ADESA may request in writing no later than thirty (30) days prior to such cessation that ALLETE execute a release of such ADESA Affiliate from its obligations under this Agreement effective as of such transfer and ALLETE shall promptly execute and deliver such release to ADESA provided that ADESA shall have confirmed in writing its obligations and the obligations of its remaining ADESA Affiliates with respect to their own obligations and those of the departing ADESA Affiliate and that such departing ADESA Affiliate shall have executed a release of any rights it may have against ALLETE or any ALLETE Affiliate by reason of this Agreement, and (2) if it is contemplated that an ALLETE Affiliate may cease to be an ALLETE Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the ALLETE Group to the shareholders of ALLETE then ALLETE may request in writing no later than thirty (30) days prior to such cessation that ADESA execute a release of such ALLETE Affiliate from its obligations under this Agreement effective as of such transfer and ADESA shall promptly execute and deliver such release to ALLETE provided that ALLETE shall have confirmed in writing its obligations and the obligations of its remaining ALLETE Affiliates with respect to their own obligations and the obligations of the departing ALLETE Affiliate and that such departing ALLETE Affiliate shall have executed a release of any rights it may have against ADESA or any ADESA Affiliate by reason of this Agreement.  The requested party hereunder shall not unreasonably withhold the provision of any such release.  This Section 9.08 shall be effective through the second anniversary of the Distribution Date.

9.09.  Authorization, Etc.  Each of ALLETE and ADESA hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

9.10.  Entire Agreement.  This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements between ALLETE (or any ALLETE Affiliate) and ADESA (or any ADESA Affiliate) and such prior tax sharing agreements shall have no further force and effect.

9.11.  Applicable Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to laws and principles relating to conflicts of law.

9.12.  Counterparts ..  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

9.13.  Severability ..  If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated.  In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

9.14.  No Third Party Beneficiaries .  This Agreement is solely for the benefit of ALLETE, the

ALLETE Affiliates, ADESA and the ADESA Affiliates.  This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

9.15.  Waivers, Etc.  No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

9.16.  Setoff.  All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

9.17.  Other Remedies.

(a)  ALLETE recognizes that (1) any act, failure to act, or omission specified in Section 4.01(a)(i)-(ii) of this Agreement of or by ALLETE or any ALLETE Affiliate or (2) the occurrence of any event specified in Section 4.01(a)(iii)-(iv) of this Agreement, may result in Distribution Taxes which could cause irreparable harm to ADESA, ADESA Affiliates and their stockholders, and that such persons may be inadequately compensated by monetary damages for such act, failure to act, omission, or event.  Accordingly, neither ALLETE nor any ALLETE Affiliate shall permit (1) any act, failure to act, or omission specified in Section 4.01(a)(i)-(ii) of this Agreement or (2) the occurrence of any event specified in Section 4.01(a)(iii)-(iv) of this Agreement, that could be reasonably foreseeable to result in any Distribution Taxes, and ADESA and each ADESA Affiliate shall be entitled to injunctive relief, in addition to all other remedies, in order to prevent any such act, failure to act, omission, or occurrence.

(b) ADESA recognizes that (1) any act, failure to act, or omission specified in Section 4.01(b)(i)-(ii) of this Agreement of or by ADESA or any ADESA Affiliate or (2) the occurrence of any event specified in Section 4.01(b)(iii)-(iv) of this Agreement, may result in Distribution Taxes which could cause irreparable harm to ALLETE, ALLETE Affiliates and their stockholders, and that such persons may be inadequately compensated by monetary damages for such act, failure to act, omission, or event.  Accordingly, neither ADESA nor any ADESA Affiliate shall permit (1) any act, failure to act, or omission specified in Section 4.01(b)(i)-(ii) of this Agreement or (2) the occurrence of any event specified in Section 4.01(b)(iii)-(iv) of this Agreement, that could be reasonably foreseeable to result in any Distribution Taxes, and ALLETE and each ALLETE Affiliate shall be entitled to injunctive relief, in addition to all other remedies, in order to prevent any such act, failure to act, omission, or occurrence.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer on June 4, 2004.

ALLETE, INC.
on behalf of itself and the ALLETE Affiliates

By:	/s/ James K. Vizanko
Name: James K. Vizanko
Title: Senior VP, CFO and Treasurer

ADESA, Inc.
on behalf of itself and the ADESA Affiliates

By:	/s/ Cameron Hitchcock
Name: Cameron Hitchcock
Title: Chief Financial Officer

TABLE OF CONTENTS

Section 1.	Definitions.

Section 2.	Preparation and Filing of Tax Returns.
2.01. ALLETE’s Responsibility
2.02. ADESA’s Responsibility
2.03. Agent
2.04. Notice
2.05. Manner of Tax Return Preparation
2.06. Tax Services Agreement

Section 3.	Liability for Taxes
3.01. ADESA’s Liability for Section 2.01(a) Taxes
3.02. ALLETE’s Liability for Section 2.01 Taxes
3.03. ADESA’s Liability for Section 2.02 Taxes
3.04. Payment of Tax Liability
3.05. Computation

Section 4.	Distribution Taxes and Deconsolidation
4.01. Distribution Taxes
4.02. Carrybacks
4.03. Allocation of Tax Items
4.04. Continuing Covenants
4.05. Allocation of Tax Assets

Section 5.	Stock Options.
5.01. Deduction, Withholding, Reporting

Section 6.	Indemnification
6.01. Generally
6.02. Inaccurate or Incomplete Information
6.03. No Guarantee for Tax Items

Section 7.	Payments.
7.01. Estimated Tax Payments
7.02. True-Up Payments

i

7.03. Redetermination Amounts
7.04. Payments Under This Agreement

Section 8.	Tax Proceedings.
8.01. In General
8.02. Participation of non-Filing Party
8.03. Notice
8.04. Control of Distribution Tax Proceedings

Section 9	Miscellaneous Provisions.
9.01. Effectiveness
9.02. Cooperation and Exchange of Information
9.03. Dispute Resolution
9.04. Notices
9.05. Changes in Law
9.06. Confidentiality
9.07. Successors
9.08. Affiliates
9.09. Authorization, Etc
9.10. Entire Agreement
9.11. Applicable Law; Jurisdiction
9.12. Counterparts
9.13. Severability
9.14. No Third Party Beneficiaries
9.15. Waivers, Etc
9.16. Setoff
9.17. Other Remedies

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